                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                ATLAS AIR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                [ATLAS AIR LOGO]
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                                                                     May 8, 2000

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Atlas Air, Inc. The Annual Meeting will be held on Wednesday, June 21, 2000 at 10:00 a.m. EDT, in the Auditorium at the Atlas Air, Inc. Headquarters, 2000 Westchester Avenue, Purchase, New York 10577-2543.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. In addition, members of management will report on the Company's operations and answer stockholder questions.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                            Sincerely,

                                            [/s/ MICHAEL A. CHOWDRY]
                                            MICHAEL A. CHOWDRY
                                            Chairman of the Board, Chief
                                            Executive Officer
                                            and President

                                ATLAS AIR, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                     May 8, 2000

To the Stockholders of ATLAS AIR, INC.:

     The Annual Meeting of Stockholders of Atlas Air, Inc. (the "Company") will be held on Wednesday, June 21, 2000 at 10:00 a.m. EDT, in the Auditorium at the Atlas Air, Inc. Headquarters, 2000 Westchester Avenue, Purchase, New York 10577-2543, for the following purposes: (i) to elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified; (ii) to approve the appointment of Arthur Andersen LLP as independent auditors of the Company for fiscal year 2000; (iii) to approve an amendment to the 1995 Stock Option Plan; and (iv) to transact such other business as may properly come before the meeting.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof is the close of business on April 24, 2000.

     A copy of the Company's Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1999, is enclosed.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to American Securities Transfer, Inc., Attention: Proxy Department, 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                                          By Order of the Board of Directors,

                                          /S/ DAVID BRICTSON
                                          DAVID BRICTSON
                                          Secretary

                                ATLAS AIR, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                            PROXY STATEMENT FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy, being mailed to stockholders on or about May 10, 2000, is solicited by the Board of Directors of Atlas Air, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, June 21, 2000. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 is being furnished to each stockholder with this Proxy Statement. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

     The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, or by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on April 24, 2000 will be entitled to vote at the Annual Meeting. On that date there were 34,472,207 shares of the Common Stock of the Company (the "Common Stock") outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

ITEM 1.  ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies on the enclosed proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than seven directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the Meeting in person or by proxy.

INFORMATION WITH RESPECT TO NOMINEES

     The following information sets forth the name and age of each nominee, all other positions or offices, if any, now held by him with the Company and his principal occupation during the past five years.

Berl Bernhard, 70, has been a member of our Board of Directors since October 28, 1997. He has been a member of the Washington-based law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1960 and has served as its Chairman since 1982. He was nominated by President Kennedy and confirmed by the Senate in 1961 to serve as Staff Director of the U.S. Commission on Civil Rights. He was Special Advisor to Secretary of State Dean Rusk and Under Secretary of State W. Averell Harriman (1963-65), and was Senior Advisor to Secretary of State Edmund
S. Muskie (1980-81). He also served as a Trustee of Dartmouth College (1974-1984). He has served as special counsel to the Trustee of Eastern Airlines and the Chairman of Northwest Airlines. He served as Trustee of the Federal City Council from 1988 to 1992. Mr. Bernhard served as Chairman of the Aspen Institute from 1991 to 1996 as well as Chairman of its Executive Committee. He was a director of Uniroyal Chemical Company, Inc. and UNC Inc.

     Michael A. Chowdry, 45, has been Chairman of the Board of Directors and Chief Executive Officer since our inception in August 1992, and served as President from July 1995 to May 1996 and September 1997 to the present. He is also Chairman of the Board (and has served in that role since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.

     Lawrence W. Clarkson, 62, has been a member of our Board of Directors since May 13, 1997. He was President of Boeing Enterprises from February 1997 until his retirement on February 1, 1999, where he was responsible for establishing and directing new airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of The Boeing Company ("Boeing"). Since April 1992 until his retirement on February 1, 1999, he was also a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing after he joined that company in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of the United States Pacific Economic Cooperation Committee and as a Director of Avnet, Inc. Formerly, he served as Chairman of the National Center for APEC, a Director of the U.S.-China Business Council, a member of the Executive Committee of the National Association of Manufacturers and as a Director of the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research Council -- Committee on Japan.

     David K.P. Li, 61, has been a member of our Board of Directors since April 16, 1998. He has been Chairman of the Bank of East Asia, Limited since 1997 and a Director and Chief Executive of the Bank of East Asia, Limited since 1981. He is a Director of Campbell Soup Company, CATIC Shenzhen Holdings Limited, Chelsfield Plc., China Merchants China Direct Investments Limited, China Overseas Land & Investment Limited, Dow Jones & Company, Inc., The Hong Kong and China Gas Company Limited, The Hong Kong and Shanghai Hotels, Limited, Hong Kong Interbank Clearing Limited, The Hong Kong Mortgage Corporation Limited, Cable & Wireless HKT Ltd. (Deputy Chairman), Jones Lang LaSalle Incorporated, New World Infrastructure Limited, PowerGen Plc., San Miguel Brewery Hong Kong Limited, Sime Darby Berhad and Sime Darby Hong Kong Limited, South China Morning Post (Holdings) Limited and Vitasoy International Holdings Limited. Mr. Li also serves on the international advisory boards of Carlos P. Romulo Foundation for Peace and Development, Daimler Chrysler, Federal Reserve Bank of New York's International Capital Markets Advisory Committee, IBM, Lafarge, PowerGen and Rolls-Royce Plc.

     David T. McLaughlin, 68, has been a member of our Board of Directors since September 1995. Since 1988, Mr. McLaughlin has served as Chairman and Chief Executive Officer of Orion Safety Products (formerly Standard Fusee Corporation). From 1987 to 1988, Mr. McLaughlin was Chairman of the Aspen Institute and was appointed President and Chief Executive Officer in 1988. Upon his retirement from The Aspen Institute in 1997, he was named President Emeritus. From 1981 to 1987, Mr. McLaughlin served as President of Dartmouth College. From 1970 to 1981, Mr. McLaughlin served in various management positions at The Toro Company, being named Chairman and Chief Executive Officer in 1977. Mr. McLaughlin is Chairman of the Boards of CBS Inc. and PartnerRe Ltd.

     Brian Rowe, 69, has been a member of our Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President and CEO of General Electric Aircraft Engines and Senior Vice President of the General Electric Company (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to 1974). Mr. Rowe is Chairman of AeroEquity, Inc.

     Richard H. Shuyler, 53, has been a member of our Board of Directors since March 1995 and was Senior Vice President -- Finance, Chief Financial Officer and Treasurer from June 1994 to February 1998. As of February 1998, Mr. Shuyler became Executive Vice President -- Strategic Planning and also retained his position as Treasurer. From January 1993 to June 1994, he was Senior Vice President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                   VOTE FOR THE ELECTION OF EACH NOMINEE FOR
                             DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company.

NAME                                                            POSITION(S)
----                                                            -----------
Michael A. Chowdry...................   Chairman of the Board, Chief Executive Officer and President
Richard H. Shuyler...................   Executive Vice President -- Strategic Planning and Treasurer
James T. Matheny.....................   Executive Vice President -- Operations Development
Stanley G. Wraight...................   Senior Vice President -- Marketing
Thomas G. Scott......................   Senior Vice President and General Counsel
William S. Allen.....................   Senior Vice President -- Human Resources
Donald L. Hickey.....................   Senior Vice President -- Sales and Marketing -- Asia

     For biographical information about Messrs. Chowdry and Shuyler see "Information With Respect to Nominees."

     James T. Matheny, 60, has been Executive Vice President -- Operations Development since February 1999. He previously served as Senior Vice
President -- Operations since December 1992. From 1991 to 1992, he was
Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet, based in Japan.

     Stanley G. Wraight, 53, has been Senior Vice President -- Marketing since May 1997. From 1995 to 1997, he led KLM's worldwide sales efforts. From 1965 to 1995, he was employed by KLM in various capacities, including Vice President of KLM's sales, marketing and operations in Asia, Australia and the Middle East.

     Thomas G. Scott, 50, has been Senior Vice President and General Counsel since July 1998. Prior to his employment with us and since 1980, Mr. Scott was employed with United Parcel Service Co., where he served in a variety of positions, including Vice President and Chief Legal Officer, with primary responsibility for managing the airline legal department including aircraft acquisitions, airport projects and international expansion.

     William S. Allen, 42, has been Senior Vice President -- Human Resources since October 1999. He previously served as Vice President -- Human Resources since August 1997. Prior to his employment with us and since 1985, Mr. Allen held various positions in Human Resources at PepsiCo ranging from Senior Group Manager, Employee Relations for PepsiCo's Frito Lay business to Senior Director, Field Human Resources for Pizza Hut, Inc., a division of PepsiCo Inc.

     Donald L. Hickey, 61, has been Senior Vice President -- Sales and
Marketing -- Asia since April 2000. He previously served as Vice
President -- Sales and Marketing since November 1995. Prior to his employment with us and since 1960, Mr. Hickey held various positions at The Boeing Company, including project management associated with the B-52 aircraft, Apollo and Lunar Landing Module, the Skylab and flight simulator and training programs. Mr. Hickey served as Program Manager for the conversion of B747 passenger aircraft into freighter aircraft.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is the beneficial ownership of Common Stock as of April 14, 2000 for (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of Common Stock,
(ii) all Directors, (iii) each of the Company's five most highly compensated executive officers, including the Company's Chief Executive Officer and President (the "Named Executive Officers"), and (iv) all Directors and Named Executive Officers as a group. The share data presented has been restated to reflect the 3-for-2 stock split, which occurred on January 25, 1999 in the form of a stock dividend to shareholders of record at the close of business on that date (the "Stock Split").

                                                                NUMBER OF SHARES      PERCENT OF
                                                                 OF COMMON STOCK      OUTSTANDING
NAME                                                          BENEFICIALLY OWNED(1)     SHARES
----                                                          ---------------------   -----------
Michael A. Chowdry(2).......................................       19,513,655            56.4%
Richard H. Shuyler..........................................          208,843            *
James T. Matheny............................................           44,046            *
Stanley G. Wraight..........................................           13,911            *
Thomas G. Scott.............................................            6,442            *
Berl Bernhard...............................................           17,065            *
Lawrence W. Clarkson........................................           12,792            *
David K.P. Li...............................................           13,558            *
David T. McLaughlin.........................................           27,643            *
Brian Rowe..................................................           35,644            *
All Directors and Executive Officers as a Group.............       19,893,599            57.0%
Wellington Management Company, LLP..........................        3,416,659(3)          9.9%

---------------

 *  Represents less than 1% beneficial ownership.

(1) Unless otherwise indicated, ownership means sole voting and investment power. As to each person or group named in the table, the table includes the following shares issuable upon the exercise of options that are exercisable within 60 days from April 14, 2000: Mr. Chowdry -- 123,752 shares; Mr. Shuyler -- 200,993 shares; Mr. Matheny -- 39,907 shares; Mr.
    Wraight -- 9,750 shares; Mr. Scott -- 3,750 shares; Mr. Bernhard -- 7,500 shares; Mr. Clarkson -- 9,000 shares; Mr. Li -- 9,000 shares; Mr.
    McLaughlin -- 10,500 shares; Mr. Rowe -- 10,500 shares; and all directors and executive officers as a group -- 424,652 shares.

(2) The number of shares of Common Stock listed for Mr. Chowdry includes 10,226,501 shares held by Chowdry, Inc., 8,471,501 shares of which are held by Chowdry Limited Partnership (a limited partnership, the general partner of which is Chowdry, Inc. and whose limited partner is a trust for the benefit of Mr. Chowdry's children). Mr. Chowdry is the sole stockholder and director of Chowdry, Inc. Mr. Chowdry has the sole voting and disposition powers with respect to these shares. The Chowdry Family Foundation (the "Foundation"), a non-profit corporation, owns 292,500 shares of Common Stock. Mr. Chowdry is one of the Foundation's directors and officers, and as such he may be deemed to share the power to vote and the power to dispose of these shares. However, one person other than Mr. Chowdry has been given authority by the Foundation's Board of Directors to determine whether any disposition of these shares is to be made.

(3) The number of shares presented is based upon currently available public information and represents beneficial ownership as of December 31, 1999.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors held six meetings during 1999. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during 1999 (including in the case of each director for purposes of this calculation only such committee and Board meetings as occurred after such director commenced service on the Board of Directors) except Mr. Li who attended three of the six Board meetings held.

     The Board of Directors has a standing Compensation Committee and a standing Audit Committee. The membership of these committees is determined from time to time by the Board.

     The Compensation Committee, which in 1999 consisted of Michael A. Chowdry, Brian Rowe and Lawrence W. Clarkson, held two meetings during 1999. The Compensation Committee administers our executive compensation programs and also administers the Employee Stock Purchase Plan and the portion of our 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") applicable to employees. The Independent Subcommittee of the Compensation Committee, which consists of Mr. Rowe and Mr. Clarkson, issues options and determines the bonuses, if any, given to officers.

     The Audit Committee, which consists of Brian Rowe and David T. McLaughlin, held one meeting during 1999. In addition, it has been our practice to provide detailed financial information at each meeting of the Board of Directors. The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable.

     Our non-employee directors receive $12,500 on a quarterly basis for their services, and receive $2,500 for each Board meeting attended in person. We reimburse non-employee directors for out-of-pocket travel expenditures relating to their service on the Board. Under our Director Stock Plan (the "Director Plan"), non-employee directors previously have had the option to receive all or a portion of their quarterly renumeration in Common Stock instead of cash. Pursuant to a February 1998 amendment to the Director Plan, however, 25% of the quarterly compensation of non-employee directors is to be paid in Common Stock and the balance is payable in Common Stock or cash (or a combination of Common Stock and cash) at the non-employee director's election. If a non-employee director elects at the commencement of any quarter to receive his quarterly remuneration, or a portion thereof, in Common Stock, the number of shares received is determined by dividing the average price for the date immediately preceding the first meeting of directors of each quarter for which compensation is to be paid (or if no meeting is held in the quarter, then the last day of such quarter) into the amount of compensation earned for the quarter which the non-employee director chooses not to receive in cash.

     In addition, pursuant to a February 1998 amendment to our 1995 Stock Option Plan, non-employee directors receive options to purchase 3,000 shares of Common Stock upon their initial election or appointment to the Board at an exercise price equal to the fair market value of the Common Stock at the time of such election or appointment, and all non-employee directors receive options to purchase 3,000 shares of Common Stock on August 16 of each year.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from our directors and officers regarding the necessity of filing a report, we believe that during 1999 all filing requirements were met on a timely basis, except that Mr. Allen failed to timely file Form 3 and Mr. Bernhard failed to timely file two Form 4s.

            COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

     The members of the Compensation Committee in 1999 were Messrs. Rowe, Chowdry and Clarkson. Mr. Chowdry is the Chairman of the Board, Chief Executive Officer and President of the Company.

     A loan was extended in June 1996 to an executive officer for the purpose of constructing a residence, for which the remaining balance is $250,000, bearing interest at approximately 5.9%. In February 1998, we extended a two year loan for approximately $147,000, bearing interest at a rate of approximately 5.5%, to an executive officer, which loan was repaid in January 2000. In June 1998 and March 1999, interest-free demand loans of $100,000 and $65,500, respectively, were extended to an executive officer, which loans will be forgiven if such employee remains in Atlas' employ through June 15, 2003. In December 1999, we extended two interest-free bridge loans of $150,000 and $25,000 to an executive officer for the purpose of relocating that officer's residence from Colorado to New York, due no later than December 31, 2000. As of December 31, 1999 the outstanding balance of executive officer demand loans, including accrued interest, was approximately $772,000.

     Mr. Bernhard is a partner of the law firm Verner, Liipfert, Bernhard, McPherson and Hand, which rendered legal services to us in 1999 for which we paid approximately $1,488,000.

     Mr. Li is Chairman and Chief Executive of The Bank of East Asia, Limited. Pursuant to a consulting agreement entered into between us and The Bank of East Asia, Limited, The Bank of East Asia, Limited received a retainer of approximately $114,000 in 1999.

     In 1999, we purchased a Boeing Business Jet ("BBJ") which after interior business configuration cost approximately $44 million. Subsequent to the purchase of the BBJ, we entered into a sale-leaseback transaction with GE Capital to finance the BBJ. This aircraft is used to transport our executives on business trips throughout the world. Mr. Chowdry has agreed to share in the acquisition and financing costs of the BBJ.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for 1999, 1998 and 1997, the compensation of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                                         AWARDS
                                             ANNUAL COMPENSATION                -------------------------
                                ---------------------------------------------   RESTRICTED    SECURITIES
                                                               OTHER ANNUAL       STOCK       UNDERLYING     ALL OTHER
NAME AND POSITION               YEAR   SALARY(1)    BONUS     COMPENSATION(2)   AWARDS(3)      OPTIONS      COMPENSATION
-----------------               ----   ---------   --------   ---------------   ----------   ------------   ------------
Michael A. Chowdry............  1999   $643,739    $143,140     $   60,011       $170,416       56,250        $      0
  Chairman of the Board,        1998    644,226     193,125         51,523              0      337,500               0
  Chief Executive Officer       1997    549,569     242,500         75,941              0            0               0
  and President
Richard H. Shuyler............  1999    314,073      69,485         17,099         82,736       22,500               0
  Executive Vice                1998    283,626      93,750         17,099              0      135,000         524,654(5)
  President -- Strategic        1997    192,500      87,500         15,248              0            0               0
  Planning, Treasurer
  and Director(4)
James T. Matheny..............  1999    272,035      68,790      1,322,086         52,136       60,000               0
  Executive Vice                1998    220,521      72,188          9,767              0       90,000               0
  President -- Operations       1997    192,500      87,500          8,758              0            0               0
  Development(6)
Stanley G. Wraight............  1999    250,000      61,147         26,279         59,580       15,000               0
  Senior Vice President --      1998    227,468      82,500         23,384              0       90,000               0
  Marketing(7)                  1997     58,333      55,000         41,148              0       30,000               0
Thomas G. Scott...............  1999    196,875      53,504         29,355         26,068       15,000               0
  Senior Vice President         1998     90,865      36,094          9,675              0       75,000               0
  -- General Counsel(8)         1997          0           0              0              0            0               0

---------------
(1) Includes amounts paid under the Profit Sharing Plan.

(2) Represents compensation derived from the exercise of stock options, the furnishing of Company-owned automobiles, relocation cost reimbursements and other personal benefits.

(3) As to each person named in the table, the table includes the following shares of restricted stock, which vest on December 31, 2000, generally subject to continued employment with the Company through that date: Mr. Chowdry -- 6,204 shares; Mr. Shuyler -- 3,012 shares; Mr. Matheny -- 1,898 shares; Mr. Wraight -- 2,169 shares; and Mr. Scott -- 949 shares.

(4) Mr. Shuyler commenced employment with the Company on June 26, 1994. Mr. Shuyler served as Chief Financial Officer and Senior Vice
    President -- Finance until February 17, 1998, at which time he assumed his current position.

(5) In May 1998 the Company forgave $500,000 of the principal, plus accrued interest, of a $750,000 loan extended to Mr. Shuyler.

(6) Mr. Matheny served as Senior Vice President -- Operations until February 22, 1999, at which time he assumed his current position.

(7) Mr. Wraight commenced employment with the Company on September 1, 1997.

(8) Mr. Scott commenced employment with the Company on June 22, 1998.

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1999.

                             OPTION GRANTS IN 1999

                                                                                 POTENTIAL REALIZABLE VALUE
                           NUMBER OF    PERCENTAGE OF                              AT ASSUMED ANNUAL RATES
                           SECURITIES   TOTAL OPTIONS                            OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED      FISCAL 1999    PER SHARE      DATE           5%            10%
----                       ----------   -------------   ---------   ----------   ------------   ------------
Michael A. Chowdry.......    56,250         12.1%        $26.94      6/09/09      $  953,010     $2,415,116
Richard H. Shuyler.......    22,500          4.8          26.94      6/09/09         381,204        966,047
James T. Matheny.........    60,000         12.9          26.94      6/09/09       1,016,544      2,576,124
Stanley G. Wraight.......    15,000          3.2          26.94      6/09/09         254,136        644,031
Thomas G. Scott..........    15,000          3.2          26.94      6/09/09         254,136        644,031

---------------

(1) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for this valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, the Company disavows the ability of this or any other valuation model to predict or estimate the Company's future stock price or to place a reasonably accurate present value on the stock options because all models depend on assumptions about the stock's future price movement, which is unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

     The following table sets forth information with respect to each of the Named Executive Officers concerning the value of all exercised and unexercised stock options of such individuals at December 31, 1999. The share data presented has been restated to reflect the Stock Split.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                         SHARES                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                        ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   ----------   -----------   -------------   -----------   -------------
Michael A. Chowdry...         0      $        0     109,690        337,500      $1,169,138      $975,337
Richard H. Shuyler...         0               0     195,368        135,000       3,301,498       390,136
James T. Matheny.....    58,125       1,316,541      34,282        135,000         362,766       283,888
Stanley G. Wraight...    21,000         301,551       6,000        108,000          52,313       417,029
Thomas G. Scott......         0               0           0         90,000               0       340,092

EMPLOYMENT AGREEMENTS

     Mr. Michael A. Chowdry has entered into an employment agreement with the Company that provides for a base salary of $515,000 per annum and discretionary annual bonuses to be determined by the Compensation Committee of the Board of Directors of the Company. The employment agreement will expire June 30, 2002 and is subject to termination by either party with or without cause. If the employment agreement is terminated by the Company without cause, Mr. Chowdry would be entitled to receive a termination payment equal to twelve months of his base compensation.

     The Company has entered into employment agreements with Mr. Matheny and Mr. Shuyler, which will expire on June 30, 2001 and March 31, 2001, respectively, subject to annual renewal thereafter. The Company entered into an employment agreement with Mr. Wraight in May 1997, which became effective on September 1, 1997 and will expire on May 18, 2002. The Company entered into an employment agreement with Mr. Scott on June 22, 1998, which will expire on July 1, 2003. The employment agreements with Messrs. Shuyler, Matheny, Wraight and Scott provide for annual base salaries of $250,000, $225,000, $200,000 and $175,000, respectively. In addition to the annual salary, each employee may receive an annual bonus at the discretion of the Compensation Committee. The employment agreements require that the employees devote substantially all of their time to the Company. Each such agreement will be subject to termination by the Company with or without cause. If such employment agreements are terminated by the Company without cause, Messrs. Matheny, Wraight and Scott are entitled to receive a termination payment equal to twelve months of their base compensation. If Mr. Shuyler's employment agreement is terminated without cause or is not renewed, Mr. Shuyler is entitled to receive a lump sum payment of $325,000, plus $900,000 payable over a three year period commencing on the first anniversary of termination.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy has been to align the interests of the Company's stockholders and executive officers, while promoting teamwork among the Company's executive officers. The Board of Directors and the Compensation Committee, which administers the Company's executive compensation programs, have implemented this philosophy through a compensation program which combines four components: base salary, profit sharing, stock options and, in certain circumstances, bonuses.

     Base Salary. The base salaries of executive officers are determined by several factors, including comparisons with industry compensation levels and the individual executive's prior salary. In addition, base salary determinations were made in conjunction with the other components of executive compensation discussed herein, to assure proper attention to the Company's goals.

     Profit Sharing. The Company's Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based upon the Company's pretax profits. For the years 1999 and 2000, beginning with an eligible employee's thirteenth month of employment, an employee is entitled to receive a guaranteed profit sharing payment of 10% of salary. In 1999, every officer of the Company who had completed one year of service received the same profit sharing pro rata distribution as all other eligible employees.

     Stock Options. The Company's 1995 Stock Option Plan was adopted in March 1995, as a means to attract, retain and motivate selected employees of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares and performance units, dividend equivalents and other share-based awards.

     Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase shareholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance. Such bonuses are also intended to link executive compensation to shareholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company.

     In February 1999, the Independent Subcommittee of the Compensation Committee granted deferred compensation to executive officers in the form of shares of restricted stock, which vest on December 31, 2000, generally subject to continued employment with the Company through that date.

     After reviewing the performance of the Company's executive officers during 1999 against Board approved financial plans of the Company, as well as individual executive objectives, the Independent Subcommittee of the Compensation Committee determined to grant cash bonuses to executive officers in amounts based on a range of 27.8% to 31.6% of such officers' base salaries.

Michael A. Chowdry
Brian Rowe
Lawrence W. Clarkson

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and the S&P Airlines Index for the dates indicated.

                         TOTAL RETURN TO SHAREHOLDERS+
                              [PERFORMANCE GRAPH]

                                                        ATLAS AIR                    S&P 500                  S&P AIRLINES
                                                        ---------                    -------                  ------------
8/9/95                                                   100.000                     100.000                     100.000
12/29/95                                                  69.792                     111.143                      97.385
12/31/96                                                 198.958                     136.664                     107.036
12/31/97                                                 100.000                     182.264                     180.339
12/31/98                                                 203.906                     234.352                     174.930
12/31/99                                                 171.484                     283.667                     172.801

------------------------------------------------------------------------------------------------------------------------
                                  08/09/95       12/29/95       12/31/96       12/31/97       12/31/98       12/31/99
------------------------------------------------------------------------------------------------------------------------
 ATLAS AIR**                        $100         $  69.79       $ 198.96       $ 100.00       $ 203.91       $ 171.48
 S&P 500*                            100           111.14         136.66         182.26         234.35         283.67
 S&P AIRLINES*                       100            97.39         107.04         180.34         174.93         172.80

 * Based on Close Price on August 9, 1995.

** Based on IPO of $10.67 on August 10, 1995, as restated to reflect the Stock
   Split.

 + Assumes $100 invested on August 10, 1995 in each of the Company's Common
   Stock, the S&P 500 Stock Index and the S&P Airlines Index.

ITEM 2.  APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP ("Arthur Andersen") as independent auditors of the Company for the year 2000. Arthur Andersen has performed this function since May 22, 1995.

     Representatives of Arthur Andersen will be present at the Meeting with the opportunity to make a statement, if they wish, and to respond to appropriate questions from stockholders. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is necessary for the approval of the appointment of Arthur Andersen as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 2000.

ITEM 3.  APPROVAL OF AMENDMENT TO THE 1995 STOCK OPTION PLAN

     The Board of Directors is recommending an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock authorized for the granting of awards from 3,900,000, as restated to reflect the Stock Split, to 5,900,000. This amendment must be approved by a majority of the stockholders present, or represented by proxy, and entitled to vote at the Meeting.

     The 1995 Stock Option Plan is intended to provide a means to attract, retain and motivate selected employees of the Company and non-employee directors of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance share and performance units, dividend equivalents and other share based awards. All employees and directors are eligible to participate in the 1995 Stock Option Plan. The portion of the 1995 Stock Option Plan applicable to employees is administered by the Compensation Committee by means of the Annual Incentive Compensation Plan and the Long-Term Incentive Plan. The purpose of these plans is to reward performance and to align the interests of the executives with those of the shareholders. The Independent Subcommittee of the Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the 1995 Stock Option Plan. The Independent Subcommittee of the Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 1995 Stock Option Plan also provides for certain grants of non-qualified stock options to non-employee directors, and, in the case of such grants, is intended to operate automatically and not require administration.

     An aggregate of 3,900,000 shares of Common Stock have been reserved for issuance under the 1995 Stock Option Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. The proposed amendment would increase the number of shares reserved for issuance to 5,900,000. No eligible employee may receive options or stock appreciation rights under the 1995 Stock Option Plan for more than 450,000 shares of Common Stock (subject to adjustment) during any calendar year.

     The Board has determined that the increase in the number of shares reserved for issuance under the 1995 Stock Option Plan is in the best interests of the Company and its stockholders. The Board believes that grants of stock options are an effective method to attract and retain employees and that the availability of shares for future grants under the 1995 Stock Option Plan is important to the Company's business prospects and operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                             STOCKHOLDER PROPOSALS

     The Company will not consider including a stockholder's proposal for action at its 2001 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than January 1, 2001. Any such proposal, including any accompanying supporting statement, may not exceed 500 words.

                                          By Order of the Board of Directors,

                                          /S/ DAVID BRICTSON
                                          DAVID BRICTSON
                                          Secretary

Dated: May 8, 2000

     Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                                ATLAS AIR, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 21, 2000

     The undersigned hereby constitutes and appoints Michael A. Chowdry and Richard H. Shuyler, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atlas Air, Inc. to be held in the Auditorium at the Atlas Air, Inc. Headquarters, 2000 Westchester Avenue, Purchase, New York 10577-2543, (see map enclosed), on Wednesday, June 21, 2000 at 10:00 am EDT and at any adjournments thereof, on all matters coming before said meeting.

1. Election of Directors.     Nominees:        [ ] For           [ ] Withheld

                 Berl Bernhard, Michael A. Chowdry, Lawrence W. Clarkson, David K.P. Li,
                          David T. McLaughlin, Brian Rowe and Richard H. Shuyler
                  (To withhold vote for any individual nominee write that name below.)

---------------------------------------------------------------------------------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants.

                            [ ] For           [ ] Against        [ ] Abstain

3. Approval of amendment to the 1995 Stock Option Plan.

                            [ ] For           [ ] Against        [ ] Abstain

4. In their discretion, upon other matters as they may properly come before the meeting.


                          (Continued and to be signed on the other side.)

                          (Continued from other side.)

You are encouraged to specify your choices by marking the appropriate boxes, see reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                         Dated                            , 2000
                                              ----------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                                       Signature(s)

                                         Please mark, sign and return promptly
                                         using the enclosed envelope. Executors,
                                         administrators, trustees, etc. should
                                         give a title as such. If the signer is
                                         a corporation, please sign full
                                         corporate name by duly authorized
                                         officer.